Exhibit 99.1

Wyndham Worldwide Announces Division Executive Appointments

Parsippany, NJ (March 3, 2014) — Wyndham Worldwide (NYSE: WYN) announced that Geoff Ballotti, President and CEO of the global hospitality company’s timeshare exchange and vacation rental division will succeed departing hotel division President and CEO Eric Danziger, who is leaving the company to pursue personal interests effective March 28, 2014.

“During the past five years, and through some very challenging global economic conditions, Eric provided leadership that strengthened Wyndham Hotel Group’s service to its franchisees, expanded its hotel management offerings, and significantly grew its global footprint,” said Stephen P. Holmes, chairman and CEO, Wyndham Worldwide. “As a well-respected hotel industry veteran, Eric brought real passion for hospitality to Wyndham, and leaves our hotel division set on a strong course for the future. We thank him for his leadership, congratulate him on his legacy within our industry, and wish him all the best in the future.”

Ballotti joined Wyndham in 2008 as president and CEO of Wyndham Exchange & Rentals, the global leader in timeshare exchange and in professionally managed vacation rentals, with a portfolio that encompasses over 107,000 vacation properties in over 100 countries.

Prior to joining Wyndham Worldwide, Ballotti spent 20 years in various leadership positions at Starwood Hotels and Resorts Worldwide.  During that time, he served as president of the North America division where he led a portfolio of 450 hotels with 65,000 associates. His previous leadership roles included real estate development, call center and travel distribution management, marketing, sales, and regional multi-brand managed and franchised hotel and hospitality operations throughout North America and Europe.

“Geoff brings a unique perspective that combines his extensive experience building and growing storied hotel brands, as well as his proven track record of leveraging synergies among diverse hospitality segments and businesses throughout the world and at Wyndham Worldwide,” said Holmes. “Over the past six years, Geoff has led aggressive growth for our exchange and rentals businesses in both geographic reach and innovative offerings to customers. I am excited to now ask him to continue his leadership at Wyndham Hotel Group to further grow and strengthen our iconic hotel brands around the world.”

Part of the Wyndham Worldwide family of hospitality companies, Wyndham Hotel Group is the world’s largest hotel company based on the number of properties. With approximately 7,490 franchised and managed hotels and over 645,400 hotel rooms around the globe, Wyndham Hotel Group is home to many of the world’s best-known hotel brands that include: Wyndham Hotels and Resorts®, Ramada®, Days Inn®, Super 8®, Wingate by Wyndham®, Baymont Inn & Suites®, Microtel Inn & Suites by Wyndham®, Hawthorn Suites by Wyndham®, TRYP by Wyndham®, Howard Johnson®, Travelodge® and Knights Inn®.

Following Ballotti’s transition to Wyndham Hotel Group, Gail Mandel, chief financial officer of Wyndham Exchange & Rentals will assume additional responsibilities as chief operating officer for the division, reporting to Holmes. Wyndham Exchange & Rentals encompasses RCI, the global leader in timeshare vacation exchange, which today provides flexible vacation options to its approximately 3.7 million subscribing members each year to almost 4,500 affiliated resorts in over 100 countries; and Wyndham

Vacation Rentals, the world’s largest professionally managed vacation rentals business, providing access to approximately 103,000 vacation rental properties across Europe and North America.

Mandel began her career at Deloitte & Touche, and has over 20 years of financial and business experience in the hospitality divisions of HFS Incorporated, Cendant Corporation, and Wyndham Worldwide. In her past four years as CFO, Mandel has helped grow Wyndham Exchange & Rentals in close collaboration with Ballotti and the president and managing directors of its exchange and vacation rental companies who, along with the division functional leaders, will now report directly to her.

“In her additional role as COO, Gail will leverage her years of hospitality industry experience to steward the ongoing growth of our timeshare exchange and vacation rental businesses, where each has strong trajectories and proven leadership teams in place,” said Holmes. “We have built an exceptional culture at Wyndham Worldwide which continues to attract the best talent in the industry, and these transitions reflect the depth of our leadership and sound strategies that consistently drive our strong results.”

About Wyndham Worldwide

One of the world’s largest hospitality companies, Wyndham Worldwide (NYSE: WYN) provides a wide range of hospitality products and services through its global portfolio of world-renowned brands.  The world’s largest hotel company based on the number of properties, Wyndham Hotel Group is home to many of the world’s best-known hotel brands, with approximately 7,490 franchised hotels and over 645,400 hotel rooms worldwide. Wyndham Exchange & Rentals is the worldwide leader in vacation exchange and the world’s largest professionally managed vacation rentals business, providing more than 5 million leisure-bound families annually with access to over 107,000 vacation properties in over 100 countries through its prominent exchange and vacation rental brands. The industry and timeshare ownership market leader, Wyndham Vacation Ownership develops, markets, and sells vacation ownership interests and provides consumer financing to owners through its network of over 190 vacation ownership resorts serving approximately 907,000 owners throughout the United States, Canada, Mexico, the Caribbean, and the South Pacific. Based in Parsippany, NJ, Wyndham Worldwide employs approximately 32,800 associates globally.

For more information, please visit www.wyndhamworldwide.com.

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Media Contact:

Michael Valentino

Vice President, Marketing and Communications

973-753-8372

Michael.valentino@wyn.com